Letterhead of:
Williams & Webster, P.S.
601 W. Riverside, Suite 1970
Spokane, WA 99201



To The Board of Directors of
Ramex Synfuels International, Inc.


We consent to the use of our audit report dated April 2, 1999 on the financial statements of Ramex Synfuels International, Inc. as of January 31, 1999 for filing with and attachment to the Form 10-K report for the year ended January 31, 1999.


/s/ Williams & Webster, P.S.

Spokane, WA
April 26, 1999




























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